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                                                                      EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES
                        FOR THE YEARS ENDED SEPTEMBER 30
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                   DESCRIPTION                         1995           1994           1993           1992           1991
Net Income From Continuing Operations............   $21,421,227    $18,465,406    $14,183,536    $16,654,357    $10,479,330
Add:
Federal Income Taxes.............................    10,776,500      8,031,000      5,917,400      8,071,900      4,755,500
State Income Taxes...............................     2,743,800      2,109,000      1,708,100      2,197,000      1,151,400
Earnings Before Taxes............................   $34,941,527    $28,605,406    $21,809,036    $26,923,257    $16,386,230
Interest on Long-Term Debt.......................   $11,115,979    $12,060,285    $12,593,076    $10,792,871    $10,300,661
Amortization of Debt Expense.....................       137,122        146,983        146,263        137,756        137,040
Other Interest...................................     1,974,268      1,187,878      1,201,171      2,636,295      3,201,164
Total Fixed Charges..............................   $13,227,369    $13,395,146    $13,940,510    $13,566,922    $13,638,865
Earnings Before Fixed Charges and Taxes..........   $48,168,896    $42,000,552    $35,749,546    $40,490,179    $30,025,095
Ratio of Earnings to Fixed Charges...............          3.64           3.14           2.56           2.98           2.20
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